EXHIBIT 10.2

JOINT VENTURE AGREEMENT between SHEARSON AMERICAN REIT, INC. (SHEARSON), A Nevada Corporation and WINDSOR HIGH-RISE CONSTRUCTION, LTD., a Delaware Company (WHC), their successors and assigns.

WHEREAS, SHEARSON desires to Joint Venture the BEAUMONT PLACE, Real Estate Development, phase I, Beaumont, Texas, with (WHC) and enter into a LIMITED PARTNERSHIP FORM OF OWNERSHIP TO OWN AND OPERATE SAID real estate project.

WHEREAS, (WHC) agrees to enter into this Joint Venture and provide its expertise to SHEARSON in regard to the Real Estate Development transactions contemplated by this agreement (“the Transactions”);

NOW, THEREFORE, the parties agree as follows:

1. SERVICES PROVIDED

Under the terms of this JOINT VENTURE AGREEMENT and the subsequent LIMITED PARTNERSHIP AGREEMENT, (WHC) and its affiliates will:

1.1. Act in the capacity of the Managing General Partner, and discuss with SHEARSON the structure of the Transactions and actions to be taken by SHEARSON in preparation for and completion of the Transactions and the financing of the Transactions;

1.2. (WHC) will arrange for the financing of the project in the form of a HUD/ GNMA Construction First Mortgage Loan, for 2 (two) years and a HUD/GNMA Permanent First Mortgage Loan, for 40 (forty) years.

1.3. (WHC) may in it’s capacity as Managing General Partner provide any of the additional services necessary to the Development of the project such as act as the General Contractor, the Managing Agent or engage the Marketing and Leasing Agents and may be paid for these services in accordance with the fee schedule determined by HUD.

1.4. Cause to be prepared and filed with the HUD through the HUD Mortgagee BERKADIA COMMERCIAL MORTGAGE, INC. all HUD/GNMA Forms describing, as they occur, the sale of mortgage securities, the terms of theTranactions, and such other events as are required to comply with HUD/GNMA Regulations.

1.5. Take other actions appropriate to completion of the Transactions as contemplated by this agreement.

2.  SHEARSON

2.1. SHEARSON shall select designate those persons that SHEARSON wishes to represent it for communications with the Limited Partnership contemplated to be formed in conjunction with this Joint Venture Agreement.

2.2. Upon formation of the Limited Partnership Agreement SHEARSON  will be a Limited Partner in said Limited Partnership and afforded all the protections in law of that of a Limited Partner.

2.3. SHEARSON will, assign and convey  it’s Fee Simple Ownership Interest in the underling land to the BEAUMONT PLACE, Real Estate Development, Phase I to the to be formed Limited Partnership.

3. ESCROW OF FIRST MORTGAGE FUNDS

3.1. All Mortgage funds raised pursuant to any GNMA Securities placement or otherwise through the efforts of (WHC) and its affiliates will be deposited with Berkadia Commercial Mortgage, Inc. and distributed through a Title Company Construction Escrow Agent selected by (WHC) and pursuant to an escrow agreement in customary form not inconsistent with the terms of this agreement.

4. TERMS AND CONDITIONS

4.1. The Joint venture agreement shall be the written memorialization of the business arrangements and relationships between the parties until such time and the financing (HUD/GNMA) by BERKADIA COMMERCIAL MORTGAGE, INC. is ready to be funded than at that time and place the LIMITED PARTNERSHIP AGREEMENT will become the operative document memorializing the full relationship between the parties to this JOINT VENTURE AGREEMENT.

4.2. Ownership interests in the LIMITED PARTNERSHIP to be formed at the closing of the construction mortgage loan will be as follows: 50% (fifty) SHEARSON and 50% (fifty) WINDSOR HIGH-RISE CONSTRUCTION, LTD.. It is agreed that as appropriate, approximately every 2 (two) years the property would be refinanced and the proceeds would be distributed on a 50/50 (fifty/fifty) basis. Profits will be shared in the ownership percentages.

5. ACTIONS AND UNDERSTANDINGS OF SHEARSON

5.1. SHEARSON understands the obligations and responsibilities that will arise in regard to entering into this Joint Venture Agreement and the subsequent formation of the Limited Partnership agreement.

5.2. During the Transactions (WHC) and SHEARSON will provide each other continuing and reasonable access as requested to all information concerning the project’s operations, past, current and intended, including, without limitation.

6. NOTICES

Any notices required or permitted under this agreement shall be deemed to have been given when delivered in writing by hand, certified mail (return receipt requested) or commercial courier, such as FedEx, to the following addresses or to such other addresses as may have been given to each party in the manner provided for in this paragraph.

In the case of
SHEARSON AMERICAN REIT, INC.
1959 RODONDO BLVD.
LOS ANGELES 90041

In the case of (WHC) to

WINDSOR HIGH-RISE CONSTRUCTION, LTD.,
24-26 City Quay
Dublin 2, Ireland

7. RESOLUTION OF DISPUTES

The American Arbitration Association shall decide any disputes arising from this agreement, whether directly or indirectly, and based upon any cause or causes of action.  The situs of the arbitration shall be a place chosen by the American Arbitration Associations within SHEARSON state of incorporation, provided, if such is located outside the United States the situs shall be in New York City.  The provisions of this paragraph shall survive the termination of this agreement for any reason.

8. AFFILIATES

8.1. In order to better carry out the Transactions, (WHC) may assign the performance of all or parts of this agreement to one or more of its affiliates or other persons, and pay such affiliates or other persons from the amounts received by (WHC) under this agreement.  An assignment will not relieve (WHC) of any of its obligations under this agreement.

8.2. SHEARSON understands that certain legal services arising from this agreement will be performed by law firms affiliated with (WHC).  SHEARSON understands that this agreement does not create any attorney relationship between such law firms and the SHEARSON.

9. TERMINATION

(WHC) may terminate this agreement, without further obligation or liability, at any time (i) that (WHC) has a reasonable basis to believe that any aspect of the transactions covered by this agreement would constitute a fraud or deception on the market or (ii) that SHEARSON fails to meet its obligations under this agreement in a manner which would constitute a material breach. In any such case, (WHC) will be entitled to retain all payments made to it or accrued prior to such termination.  Such right of termination shall not be exclusive, and shall not preclude any other relief available to (WHC) including claims for damages and SHEARSON enforcement.

10. MISCELLANEOUS

10.1. Covenant of Further Assurances. The parties agree to take any further actions and to execute any further documents, which may from time to time be necessary or appropriate to carry out the purposes of this Joint Venture Agreement.

10.2. Scope of Agreement. This agreement constitutes the entire understanding of the parties. No undertakings, warranties or representations have been made other than as contained herein, and no party shall assert otherwise. This agreement may not be changed or amended orally.

10.3. CURRENCY. All references to currency in this agreement are to United States Dollars.

10.4 Review of Agreement. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

11.  EFFECTIVE DATE

The effective date of this agreement is October 18, 2013..

IN WITNESS WHEREOF, the parties have approved and executed this agreement.

WINDSOR HIGH-RISE CONSTRUCTION, LTD.

/s/ Gerald Walsh
Gerald Walsh
Managing Director

SHEARSON AMERICAN REIT, INC.

/s/ John D. Williams
John D. Williams
CHAIRMAN/CEO